Exhibit 77I to FFTW Funds, Inc.'s NSAR-B.

Item 77I-  Terms of New or Amended Securities
FFTW Funds, Inc. (the "Fund") filed Post-Effective Amendment No. 20 to the Fund's Registration Statement on November 1, 1996 and it became effective with the Securities and Exchange Commission on January 23, 1997.

Pursuant to the Amendment the Board of Directors reclassified and designated 50,000,000 shares of the authorized but unissued shares of the Broad Market Fixed Income Portfolio stock, par value $.001 per share, as Inflation-Indexed Portfolio (the "II Portfolio") stock, par value $.001 per share, Directors reclassified and designated 50,000,000 shares of the authorized but unissued shares of the Worldwide Short-Term Fixed Income Portfolio stock, par value $.001 per share, as Inflation-Indexed Hedged Portfolio (the "IIH Portfolio") stock, par value $.001 per share, Directors reclassified and designated 50,000,000 shares of the authorized but unissued shares of the U.S. Treasury Portfolio stock, par value $.001 per share, as Money Market Portfolio (the "MM Portfolio") stock, par value $.001 per share, and the Directors reclassified and designated 50,000,000 shares of the authorized but unissued shares of the Stable Return Portfolio stock, par value $.001 per share, as Emerging Markets Portfolio (the "EM Portfolio") stock, par value $.001 per share.

The II Portfolio has the following investment objective:

The investment objective of the II Portfolio is to attain a high level of return in excess of inflation as may be consistent with the preservation of capital by investing primarily in securities with a coupon rate or principal amount or both linked to the inflation rate from bond markets worldwide, denominated in both U.S. dollars and foreign currencies.

The IIH Portfolio has the following investment objective:

The investment objective of the IIH Portfolio is to attain a high level of return in excess of inflation as may be consistent with the preservation of capital by investing primarily in securities with a coupon rate or principal amount or both linked to the inflation rate from bond markets worldwide, denominated in both U.S. dollars and foreign currencies and by actively utilizing currency hedging techniques.

The MM Portfolio has the following investment objective:

The investment objective of the MM Portfolio is to attain current income, liquidity, and the maintenance of a stable net asset value per share through investments in high quality, short-term obligations.

The EM Portfolio has the following investment objective:

The investment objective of the EM Portfolio is to attain a high level of total return as may be consistent with the preservation of capital by investing primarily in fixed income securities from bond markets in emerging markets countries, denominated in local currencies or currencies of OECD countries, with an average U.S. dollar-weighted duration of less than eight years.